Exhibit 97.1

NATIONAL BANKSHARES, INC.

CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of National Bankshares, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in certain events (the “Policy”). This Policy is designed to comply with Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the Nasdaq Stock Market.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers (within the meaning of Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market) (“Covered Executives”).

This Policy applies to Incentive Compensation (as defined below) received by a Covered Executive (a) after beginning services as a Covered Executive; (b) who served as a Covered Executive at any time during the performance period for such Incentive Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will reasonably promptly require recoupment of any erroneously awarded Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and such additional periods as may be required under Rule 10D-1 under the Exchange Act or the listing standards of the Nasdaq Stock Market. Recoupment under this Policy will be required on a “no fault” basis, without regard to whether any misconduct occurred or a Covered Executive’s responsibility for the erroneous financial statements.

For purposes of this Policy, an “accounting restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Incentive Compensation

For purposes of this Policy, Incentive Compensation means incentive-based compensation (within the meaning of Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market), including, without limitation, any of the following (provided that such compensation is granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures):

●	Cash bonuses;
●	Other short- and long-term cash awards;
●	Stock options;
●	Restricted stock;
●	Restricted stock units;
●	Performance stock units;
●	Stock appreciation rights; and
●	Other stock-based awards.

Financial reporting measures include any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or any measure derived wholly or in part from such measures (including non-GAAP financial measures), or the Company’s stock price or total shareholder return.

Excess Incentive Compensation: Amount Subject to Recovery

The amount of erroneously awarded compensation to be recovered will be the excess of the Incentive Compensation received by the Covered Executive based on the erroneous data over the Incentive Compensation that would have been received by the Covered Executive had it been based on the restated amounts, computed without regard to any taxes paid, as determined by the Board.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

For purposes of this Policy, Incentive Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified the applicable Incentive Compensation award is attained, even if the payment or grant occurs after the end of that period.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder, which may include, without limitation:

●	requiring reimbursement of cash Incentive Compensation previously paid;
●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
●

offsetting (at the time such compensation would otherwise be payable, to the extent required for compliance with Internal Revenue Code section 409A (“409A”)) the recouped amount from any compensation otherwise owed or payable by the Company to the Covered Executive;

●	withholding future incentive compensation awards and equity awards;
●	cancelling (at a time permissible under 409A, if applicable) outstanding vested or unvested equity awards; and/or
●	taking any other remedial and recovery action permitted by law, as determined by the Board.

Reporting and Disclosure

The Company shall file all public disclosures with respect to this Policy required by applicable federal securities laws or the listing standards of the Nasdaq Stock Market or that the Board determines to be in the best interests of the Company’s shareholders.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any erroneously awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market or other national securities exchange on which the Company’s securities are then listed.

Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive Compensation was granted, awarded, earned or paid to a Covered Executive prior to the Effective Date or was made pursuant to the terms of an employment agreement, award agreement or other compensation plan, program or arrangement existing on or prior to the Effective Date.

Amendment; Termination

The Board may amend or terminate this Policy from time to time in its discretion; provided, however, that no amendment or termination of this Policy shall be effective if such amendment or termination (taking into account any other actions taken contemporaneously by the Company) would cause the Company to violate applicable federal securities laws or the listing standards of the Nasdaq Stock Market.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company by law or pursuant to the terms of any compensation plan or arrangement, employment agreement, award agreement, or similar agreement.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Acknowledgment

Each Covered Executive shall sign and return to the Company, within 30 calendar days following the later of (i) the effective date of this Policy set forth above or (ii) the date the individual becomes a Covered Executive, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive agrees to be bound by, and to comply with, the terms and conditions of this Policy.